Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 (3)	$5,750,000	$533.03
Pre-Funded Warrants to purchase Common Stock, par value $0.001 (3)	—	—
Shares of Common Stock underlying Pre-Funded Warrants (3)	5,750,000	533.02
Warrants to Purchase Common Stock, par value $0.001(4)	—	—
Shares of Common Stock underlying Warrants (5)	11,500,000	1,066.05
Representative’s Warrants(6) (7)	—	—
Shares of Common Stock underlying Representative’s Warrants(7)	1,150,000	106.61
Total	24,150,000	2,238.71

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriter’s option to purchase additional shares.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum amount of shares of common stock proposed to be sold in the offering will be reduced on a one-for-one basis based on the amount of the pre-funded warrants offered and sold in the offering, and the proposed maximum amount of the pre-funded warrants to be sold in the offering will be reduced on a one-for-one basis based on the amount of shares of common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the shares of common stock (including the shares of common stock issuable upon the exercise of the pre-funded warrants), if any, is $11,500,000.

(4)	In accordance with Rule 457(i) under the Securities Act, because the shares of the Registrant’s common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)

There will be issued warrants to purchase one share of common stock for every one share of common stock or pre-funded warrant offered. The warrants are exercisable at a per share price of 100% of the common stock public offering price.

(6)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(7)

The Representative’s Warrants will represent the right to purchase 8% of the aggregate number of shares of common stock sold in this offering, including shares of common stock upon the exercise of the option to purchase additional shares, at an exercise price equal to 125% of the public offering price per share.